CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Equity Funds, Inc., of our reports dated February 16, 2023 and February 21, 2023, relating to the financial statements and financial highlights, which appear in T. Rowe Price Institutional Large-Cap Core Growth Fund, T. Rowe Price Institutional Mid-Cap Equity Growth Fund, T. Rowe Price Large-Cap Value Fund, T. Rowe Price Large-Cap Growth Fund, and T. Rowe Price Institutional Small-Cap Stock Fund’s (five of the funds constituting T. Rowe Price Equity Funds, Inc.) Annual Reports on Form N-CSR for the year ended December 31, 2022. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 27, 2023